NEWS RELEASE	For immediate release

California Resources Corporation Recommends Shareholders Reject “Mini-Tender” Offer by TRC Capital Corporation
LOS ANGELES, June 30, 2016 – California Resources Corporation (NYSE: CRC) today announced that it received notice of an unsolicited “mini-tender” offer by TRC Capital Corporation (TRC Capital) to purchase up to 1.5 million shares of CRC common stock at a price of $11.45 per share in cash. The offering price is approximately 5.1 percent below the closing price per share of CRC common stock on June 28, 2016, the last trading day prior to the commencement of the offer. The offer is for approximately 3.6 percent of the outstanding shares of CRC common stock.
CRC does not endorse TRC Capital’s unsolicited mini-tender offer and recommends that shareholders do not tender their shares. CRC is not associated with TRC Capital, its mini-tender offer or the mini-tender offer documentation.
Mini-tender offers are not subject to many of the investor protections afforded to larger tender offers, including the filing of disclosure and other tender offer documents with the Securities and Exchange Commission (SEC) and other procedures mandated by U.S. securities laws.
The SEC has cautioned investors that some bidders making mini-tender offers at below-market prices are “…hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price.” More on the SEC’s guidance to investors on mini-tender offers is available at www.sec.gov/investor/pubs/minitend.htm. TRC Capital has made many similar unsolicited mini-tender offers for shares of other public companies.
Shareholders should obtain current market quotations for their shares, consult with their broker or financial advisor, and exercise caution with respect to TRC Capital’s mini-tender offer. CRC recommends that shareholders who have not responded to TRC Capital’s offer take no action. Shareholders who have already tendered their shares may withdraw them at any time prior to 12:01 a.m., New York City time, on Friday, July 29, 2016, in accordance with TRC Capital’s offering documents.
CRC encourages brokers and dealers, as well as other market participants, to review the SEC’s letter regarding broker-dealer mini-tender offer dissemination and disclosure at www.sec.gov/divisions/marketreg/minitenders/sia072401.htm.

CRC requests that a copy of this news release be included with all distributions of materials relating to TRC Capital’s mini-tender offer related to CRC shares of common stock.

About California Resources Corporation

California Resources Corporation is the largest oil and natural gas exploration and production company in California on a gross-operated basis. The Company operates its world class resource base exclusively within the State of California, applying integrated infrastructure to gather, process and market its production. Using advanced technology, California Resources Corporation focuses on safely and responsibly supplying affordable energy for California by Californians.

Contacts:

California Resources Corporation
Scott Espenshade (Investor Relations)	Margita Thompson (Media)
818-661-6010	818-661-6005
Scott.Espenshade@crc.com	Margita.Thompson@crc.com

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